THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

March 9, 2007

XTF Investors Trust

110 Wall Street

18th Floor

New York, NY  10005

Re: XTF Investors Trust, File Nos. 333-139947 and 811-22002

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-139947 and 811-22002 (the “Registration Statement”), of XTF Investors Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of the XTF 2010 ETF Portfolio, XTF 2020 ETF Portfolio, XTF 2030 ETF Portfolio, XTF 2040+ ETF Portfolio, XTF Conservative ETF Portfolio, XTF Moderate ETF Portfolio, XTF Aggressive ETF Portfolio, XTF Sector Rotation ETF Portfolio and XTF Country Rotation ETF Portfolio, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Portfolios, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP